EXHIBIT 10.1

                            SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement is entered into by and between Nevada Holding Group, Inc., a Nevada corporation (NVHG) whose address is 4729 Lomas Sante Fe Street, Las, Vegas, Nevada 89147 and Green Valley Gaming Enterprises, Inc., a Nevada corporation whose address is 6380 McLeod Drive, Suite 9, Las Vegas, Nevada 89120. This Share Exchange Agreement will reflect the mutual intent of Nevada Holding Group, Inc. and Green Valley Gaming Enterprises, Inc. regarding the exchange of 108,000,000 common shares of Nevada Holding Group, Inc. in exchange for 108,000,000 common shares of Green Valley Gaming Enterprises, Inc. It is understood that this represents 100% of the issued and outstanding shares of Green Valley Gaming Enterprises, Inc. This is on the basis of one (1) share of Nevada Holding Group, Inc. for one (1) share of Green Valley Gaming Enterprises, Inc.

As a result of the transactions ("Transactions") contemplated by this Share Exchange Agreement, Nevada Holding Group, Inc., will acquire all the issued and outstanding shares of Green Valley Gaming Enterprises, Inc. upon the terms and conditions provided herein and any additional terms which will be set forth by mutual written consent of both corporations.

      1. Closing Date. The Exchange Date shall be as soon as practicable after (i) January 31, 2003. The transfer agent will issue certificates of Nevada Holding Group, Inc. to the shareholders of record of Green Valley Gaming Enterprises, Inc. upon completion of the share exchange. (ii) or any date that is mutually agreed upon in writing by both corporations.

      2. Share Exchange. At the closing the shareholders of Green Valley Gaming Enterprises, Inc. will deliver to Nevada Holding Group, Inc. a total of 108,000,000 shares of common stock of Green Valley Gaming Enterprises, Inc. that represent all of the issued and outstanding shares of Green Valley Gaming Enterprises, Inc. Nevada Holding Group, Inc. in turn will issue to the shareholders of Green Valley Gaming Enterprises, Inc. a total of 108,000,000 shares of Nevada Holding Group, Inc. in accordance with the original percentage of the shares of Green Valley Gaming Enterprises, Inc.

      3. Financials. Green Valley Gaming Enterprises, Inc. will provide audited financial statements for the years ended December 31, 2001 and December 31, 2002.

Nevada Holding Group, Inc.
Share Exchange Agreement
Page 2 of 4


      4. Tax Free Exchange. This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the Nevada Holding Group, Inc. Common Shares, par value $0.001 per share, will be received on a tax-free basis. The Nevada Holding Group, Inc. Common Shares, par value $0.001 per share, will be "Restricted Securities" as defined in Rule 144 under the Securities Act of 1934 and an appropriate legend will be placed on the certificates representing such shares and stop transfer orders placed against them.

      5. Forward Stock Split of Green Valley Gaming Enterprises, Inc. Green Valley Gaming Enterprises, Inc. will file an amended Articles of Incorporation with the Secretary of State of the State of Nevada increasing the number of authorized common shares to 200,000,000, par value $0.001 per share. Green Valley Gaming Enterprises, Inc. will complete the forward split on the basis of 4 shares for 1 common share issued and outstanding to the shareholders of record on January 28, 2003. This forward split will take the number of issued and outstanding common shares of Green Valley Gaming Enterprises, Inc. to 108,000,000.

      6. Stock Conditions. On the date of closing there shall be no outstanding subscriptions, options, rights, warrant, convertible securities or other agreements or commissions obligating Green Valley Gaming Enterprises, Inc. or Nevada Holding Group, Inc. to issue or transfer any additional shares of their capital stock of any class.

      7. Finders Fees. Nevada Holding Group, Inc. and Green Valley Gaming Enterprises, Inc., agree that no finders fees are owed. Both parties hereby indemnify and hold harmless the other party from any such obligation.

      8. Financial Condition of Nevada Holding Group, Inc. On the date of the share exchange Nevada Holding Group, Inc. will not have any assets or liabilities. Nevada Holding Group, Inc. does not have any tax liabilities of any kind.

Nevada Holding Group, Inc.
Share Exchange Agreement
Page 3 of 4


      9. Undesirable Shareholders. The Corporation shall have the immediate and absolute right to purchase the total amount of shares owned by any person or other entity deemed unsuitable by any gaming regulatory authority for the par value of the stock of $0.001 per share. This right cannot be waived or canceled for any purpose and shall extend to any and all owners or subsequent owners of the stock of the corporation no matter how such stock was obtained.

      10. Board of Directors. The Board of Directors and officers of Nevada Holding Group, Inc. will resign upon the completion of the share exchange of Green Valley Gaming Enterprises, Inc. Upon the resignation of the current officers and directors of Nevada Holding Group, Inc. a new Board of Directors and officers shall be appointed. The officers and directors of Green Valley Gaming Enterprises, Inc. will become the officers and directors of Nevada Holding Group, Inc. The shareholders of Valley Gaming Enterprises, Inc. will become the majority shareholders of Nevada Holding Group, Inc. Nevada Holding Group, Inc. will immediately file an amended Articles of Incorporation changing the corporate name to Green Valley Gaming Enterprises, Inc. and increase the number of authorized common shares to 200,000,000 on the date of exchange.

      11. One Instrument. This Share Exchange Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12. Binding Effect. The parties intend to proceed with the transactions contemplated herein. Each party shall promptly notify the other of its progress on the matters specified herein.

Nevada Holding Group, Inc.
Share Exchange Agreement
Page 4 of 4


APPROVED AND AGREED to this 31st day of January 2003.


NEVADA HOLDING GROUP, INC.               GREEN VALLEY GAMING
(A Nevada corporation)                   ENTERPRISES, INC.
                                         (A Nevada corporation)


By:    /s/  Melanie S. Meinders          By:  /s/ James F. Lisowski, Sr
   -------------------------------          ------------------------------
Melanie S. Meinders                      James F. Lisowski, Sr.
Chief Executive Officer                  Secretary

James F. Lisowski, Sr. has been duly elected and appointed as the shareholder representative for the shareholders of Green Valley Gaming Enterprises, Inc. with regards to the Share Exchange Agreement between Green Valley Gaming Enterprises, Inc. and Nevada Holding Group, Inc.


By:    /s/  James F. Lisowski Sr.
   -------------------------------
James F. Lisowski, Sr.
Shareholders Representative